Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 20, 2013

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

RE:                           GPC Holdings, Inc. Merger

Ladies and Gentlemen:

We have acted as counsel to Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), in connection with the merger of GPC Holdings, Inc., a Hawaii corporation (“GPC Holdings”), with and into A&B II, LLC, a Hawaii limited liability company and direct, wholly owned subsidiary of A&B (“Merger Sub”) in which the stockholders of GPC Holdings will receive a combination of shares of common stock of A&B and cash, with cash paid in lieu of fractional shares, pursuant to the Agreement and Plan of Merger, dated as of June 6, 2013, by and among A&B, Merger Sub, Grace Pacific Corporation, a Hawaii corporation (“Grace Pacific”), GPC Holdings and David C. Hulihee, as amended through the date hereof (the “Merger Agreement”).  This opinion is being furnished to you in connection with the effectiveness of the Registration Statement (as defined below).  All capitalized terms used but not described herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with our opinion, we have reviewed (i) originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, (ii) the registration statement on Form S-4 (No. 333-189822 ) filed by A&B with the Securities and Exchange Commission on July 5, 2013, as amended through the date hereof (the “Registration Statement”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the Merger will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of A&B, Merger Sub, GPC Holdings and Grace Pacific LLC (successor to Grace Pacific by conversion under applicable Hawaii law) (“Grace LLC”), including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of A&B, Merger Sub, Grace LLC and GPC Holdings (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct as of the Effective Time without regard to any qualification as to knowledge or belief.  We have also relied on the accuracy and completeness of all the facts, information, covenants, representations, warranties and agreements contained in such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, warranties and agreements set forth or made in the documents referred to above and the statements, representations, covenants and agreements made by A&B, Merger Sub, Grace Pacific, Grace Pacific LLC and GPC Holdings, including those set forth in the Representation Letters to us, or otherwise relating to the Merger.  We have also assumed that the Representation Letters will be re-executed by appropriate officers, and that we will render our opinion pursuant to Section 6.2(i) of the Merger Agreement, in each case as of the Closing Date.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion.  This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent upon future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and “LEGAL MATTERS.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP